UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 3)   *

Radius Health, Inc.
(Name of Issuer)
Common Stock, par value $0.0001 per share
(Title of Class of Securities)
750469207
(Cusip Number)
Michael B. Fisch Farallon Capital Management, L.L.C. One Maritime Plaza, Suite 2100 San Francisco, California 94111 (415) 421-2132
(Name, Address, and Telephone Number of Person Authorized to Receive Notices and Communications)
August 13, 2018
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page 1 of 44 Pages

13D

CUSIP No. 750469207

1	NAMES OF REPORTING PERSONS Farallon Capital Partners, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) ☐

(b) ☒**

**   The reporting persons making this filing hold an aggregate of 2,043,149 Shares, which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 449,250
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 449,250
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 449,250
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.0%
14	TYPE OF REPORTING PERSON (See Instructions) PN

Page 2 of 44 Pages

13D

CUSIP No. 750469207

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) ☐

(b) ☒**

**   The reporting persons making this filing hold an aggregate of 2,043,149 Shares, which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 460,786
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 460,786
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 460,786
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.0%
14	TYPE OF REPORTING PERSON (See Instructions) PN

Page 3 of 44 Pages

13D

CUSIP No. 750469207

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners II, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) ☐

(b) ☒**

**   The reporting persons making this filing hold an aggregate of 2,043,149 Shares, which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 76,800
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 76,800
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 76,800
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%
14	TYPE OF REPORTING PERSON (See Instructions) PN

Page 4 of 44 Pages

13D

CUSIP No. 750469207

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners III, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) ☐

(b) ☒**

**   The reporting persons making this filing hold an aggregate of 2,043,149 Shares, which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 65,200
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 65,200
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 65,200
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON (See Instructions) PN

Page 5 of 44 Pages

13D

CUSIP No. 750469207

1	NAMES OF REPORTING PERSONS Four Crossings Institutional Partners V, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) ☐

(b) ☒**

**   The reporting persons making this filing hold an aggregate of 2,043,149 Shares, which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 57,850
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 57,850
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 57,850
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON (See Instructions) PN

Page 6 of 44 Pages

13D

CUSIP No. 750469207

1	NAMES OF REPORTING PERSONS Farallon Capital Offshore Investors II, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) ☐

(b) ☒**

**   The reporting persons making this filing hold an aggregate of 2,043,149 Shares, which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 855,922
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 855,922
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 855,922
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.9%
14	TYPE OF REPORTING PERSON (See Instructions) PN

Page 7 of 44 Pages

13D

CUSIP No. 750469207

1	NAMES OF REPORTING PERSONS Farallon Capital (AM) Investors, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) ☐

(b) ☒**

**   The reporting persons making this filing hold an aggregate of 2,043,149 Shares, which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 34,350
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 34,350
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 34,350
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON (See Instructions) PN

Page 8 of 44 Pages

13D

CUSIP No. 750469207

1	NAMES OF REPORTING PERSONS Farallon Capital F5 Master I, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) ☐

(b) ☒**

**   The reporting persons making this filing hold an aggregate of 2,043,149 Shares, which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 42,991
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 42,991
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 42,991
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON (See Instructions) PN

Page 9 of 44 Pages

13D

CUSIP No. 750469207

1	NAMES OF REPORTING PERSONS Farallon Capital Management, L.L.C. [See Item 2]
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) ☐

(b) ☒**

**   The reporting persons making this filing hold an aggregate of 2,043,149 Shares, which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) IA, OO

Page 10 of 44 Pages

13D

CUSIP No. 750469207

1	NAMES OF REPORTING PERSONS Farallon Partners, L.L.C.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) ☐

(b) ☒**

**   The reporting persons making this filing hold an aggregate of 2,043,149 Shares, which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 2,000,158
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 2,000,158
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,000,158
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.4%
14	TYPE OF REPORTING PERSON (See Instructions) OO

Page 11 of 44 Pages

13D

CUSIP No. 750469207

1	NAMES OF REPORTING PERSONS Farallon Institutional (GP) V, L.L.C.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) ☐

(b) ☒**

**   The reporting persons making this filing hold an aggregate of 2,043,149 Shares, which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 57,850
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 57,850
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 57,850
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON (See Instructions) OO

Page 12 of 44 Pages

13D

CUSIP No. 750469207

1	NAMES OF REPORTING PERSONS Farallon F5 (GP), L.L.C.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) ☐

(b) ☒**

**   The reporting persons making this filing hold an aggregate of 2,043,149 Shares, which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 42,991
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 42,991
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 42,991
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON (See Instructions) OO

Page 13 of 44 Pages

13D

CUSIP No. 750469207

1	NAMES OF REPORTING PERSONS Philip D. Dreyfuss
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) ☐

(b) ☒**

**   The reporting persons making this filing hold an aggregate of 2,043,149 Shares, which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 2,043,149
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 2,043,149
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,043,149
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.5%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 14 of 44 Pages

13D

CUSIP No. 750469207

1	NAMES OF REPORTING PERSONS Michael B. Fisch
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) ☐

(b) ☒**

**   The reporting persons making this filing hold an aggregate of 2,043,149 Shares, which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 2,043,149
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 2,043,149
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,043,149
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.5%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 15 of 44 Pages

13D

CUSIP No. 750469207

1	NAMES OF REPORTING PERSONS Richard B. Fried
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) ☐

(b) ☒**

**   The reporting persons making this filing hold an aggregate of 2,043,149 Shares, which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 2,043,149
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 2,043,149
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,043,149
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.5%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 16 of 44 Pages

13D

CUSIP No. 750469207

1	NAMES OF REPORTING PERSONS David T. Kim
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) ☐

(b) ☒**

**   The reporting persons making this filing hold an aggregate of 2,043,149 Shares, which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 2,043,149
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 2,043,149
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,043,149
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.5%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 17 of 44 Pages

13D

CUSIP No. 750469207

1	NAMES OF REPORTING PERSONS Monica R. Landry
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) ☐

(b) ☒**

**   The reporting persons making this filing hold an aggregate of 2,043,149 Shares, which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 2,043,149
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 2,043,149
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,043,149
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.5%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 18 of 44 Pages

13D

CUSIP No. 750469207

1	NAMES OF REPORTING PERSONS Michael G. Linn
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) ☐

(b) ☒**

**   The reporting persons making this filing hold an aggregate of 2,043,149 Shares, which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 2,043,149
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 2,043,149
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,043,149
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.5%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 19 of 44 Pages

13D

CUSIP No. 750469207

1	NAMES OF REPORTING PERSONS Ravi K. Paidipaty [See Item 2]
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) ☐

(b) ☒**

**   The reporting persons making this filing hold an aggregate of 2,043,149 Shares, which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 20 of 44 Pages

13D

CUSIP No. 750469207

1	NAMES OF REPORTING PERSONS Rajiv A. Patel
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) ☐

(b) ☒**

**   The reporting persons making this filing hold an aggregate of 2,043,149 Shares, which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 2,043,149
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 2,043,149
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,043,149
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.5%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 21 of 44 Pages

13D

CUSIP No. 750469207

1	NAMES OF REPORTING PERSONS Thomas G. Roberts, Jr.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) ☐

(b) ☒**

**   The reporting persons making this filing hold an aggregate of 2,043,149 Shares, which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 2,043,149
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 2,043,149
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,043,149
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.5%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 22 of 44 Pages

13D

CUSIP No. 750469207

1	NAMES OF REPORTING PERSONS William Seybold
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) ☐

(b) ☒**

**   The reporting persons making this filing hold an aggregate of 2,043,149 Shares, which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 2,043,149
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 2,043,149
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,043,149
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.5%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 23 of 44 Pages

13D

CUSIP No. 750469207

1	NAMES OF REPORTING PERSONS Andrew J.M. Spokes
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) ☐

(b) ☒**

**   The reporting persons making this filing hold an aggregate of 2,043,149 Shares, which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 2,043,149
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 2,043,149
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,043,149
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.5%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 24 of 44 Pages

13D

CUSIP No. 750469207

1	NAMES OF REPORTING PERSONS John R. Warren
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) ☐

(b) ☒**

**   The reporting persons making this filing hold an aggregate of 2,043,149 Shares, which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 2,043,149
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 2,043,149
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,043,149
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.5%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 25 of 44 Pages

13D

CUSIP No. 750469207

1	NAMES OF REPORTING PERSONS Mark C. Wehrly
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) ☐

(b) ☒**

**   The reporting persons making this filing hold an aggregate of 2,043,149 Shares, which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 2,043,149
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 2,043,149
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,043,149
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.5%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 26 of 44 Pages

This Amendment No. 3 to Schedule 13D (this “Amendment”) amends the Schedule 13D initially filed on January 17, 2017, as amended by Amendment No. 1 thereto filed on February 28, 2017 and Amendment No. 2 thereto filed on May 18, 2017 (as so amended, the “Prior Schedule 13D” and, as amended by this Amendment, this “Schedule 13D”). Capitalized terms used without definition in this Amendment have the meanings ascribed thereto in the Prior Schedule 13D.

Item 2.	Identity and Background

Item 2 is hereby amended and restated in its entirety as follows:

(a)       This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the “Reporting Persons.”

The Farallon Funds

(i)	Farallon Capital Partners, L.P., a California limited partnership (“FCP”), with respect to the Shares held by it;

(ii)	Farallon Capital Institutional Partners, L.P., a California limited partnership (“FCIP”), with respect to the Shares held by it;

(iii)	Farallon Capital Institutional Partners II, L.P., a California limited partnership (“FCIP II”), with respect to the Shares held by it;

(iv)	Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership (“FCIP III”), with respect to the Shares held by it;

(v)	Farallon Capital Institutional Partners V, L.P., a Delaware limited partnership (“FCIP V”), with respect to the Shares held by it;

(vi)	Farallon Capital Offshore Investors II, L.P., a Cayman Islands exempted limited partnership (“FCOI II”), with respect to the Shares held by it;

(vii)	Farallon Capital (AM) Investors, L.P., a Delaware limited partnership (“FCAMI”), with respect to the Shares held by it; and

(viii)	Farallon Capital F5 Master I, L.P., a Cayman Islands exempted limited partnership (“F5MI”), with respect to the Shares held by it.

FCP, FCIP, FCIP II, FCIP III, FCIP V, FCOI II, FCAMI and F5MI are together referred to herein as the “Farallon Funds.”

The Management Company

(ix)	Farallon Capital Management, L.L.C., a Delaware limited liability company (the “Management Company”), with respect to the Shares held by one or more accounts (the “Managed Accounts”), each as managed by the Management Company.

Page 27 of 44 Pages

The Farallon General Partner

(x)	Farallon Partners, L.L.C., a Delaware limited liability company (the “Farallon General Partner”), which is the general partner of each of FCP, FCIP, FCIP II, FCIP III, FCOI II and FCAMI and the sole member of the FCIP V General Partner (as defined below), with respect to the Shares held by each of the Farallon Funds other than F5MI.

The FCIP V General Partner

(xi)	Farallon Institutional (GP) V, L.L.C., a Delaware limited liability company (the "FCIP V General Partner"), which is the general partner of FCIP V, with respect to the Shares held by FCIP V.

The F5MI General Partner

(xii)	Farallon F5 (GP), L.L.C., a Delaware limited liability company (the "F5MI General Partner"), which is the general partner of F5MI, with respect to the Shares held by F5MI.

The Farallon Individual Reporting Persons

(xiii)	The following persons, each of whom is a managing member of both the Farallon General Partner and the Management Company, a manager or senior manager, as the case may be, of the FCIP V General Partner and an authorized signatory of the F5MI General Partner, with respect to the Shares held by the Farallon Funds and the Managed Accounts: Philip D. Dreyfuss (“Dreyfuss”), Michael B. Fisch (“Fisch”), Richard B. Fried (“Fried”), David T. Kim (“Kim”), Monica R. Landry (“Landry”), Michael G. Linn (“Linn”), Ravi K. Paidipaty (“Paidipaty”), Rajiv A. Patel (“Patel”), Thomas G. Roberts, Jr. (“Roberts”), William Seybold (“Seybold”), Andrew J.M. Spokes (“Spokes”), John R. Warren (“Warren”) and Mark C. Wehrly (“Wehrly”).

Dreyfuss, Fisch, Fried, Kim, Landry, Linn, Paidipaty, Patel, Roberts, Seybold, Spokes, Warren and Wehrly are together referred to herein as the “Farallon Individual Reporting Persons.”

This Schedule 13D reports that effective January 9, 2018, Paidipaty resigned as a managing member of the Farallon General Partner and the Management Company, a manager of the FCIP V General Partner and an authorized signatory of the F5MI General Partner. Accordingly, as of that date, Paidipaty may no longer be deemed a beneficial owner of any Shares beneficially owned by such entities. This Schedule 13D also reports that as of January 1, 2018 the Managed Accounts held no Shares. Unless the context otherwise requires, any reference herein to the “Farallon Individual Reporting Persons” shall not include Paidipaty and any reference herein to the “Reporting Persons” shall not include Paidipaty or the Management Company.

Page 28 of 44 Pages

(b)       The address of the principal business office of (i) the Farallon Funds, the Management Company, the Farallon General Partner, the FCIP V General Partner and the F5MI General Partner is One Maritime Plaza, Suite 2100, San Francisco, California 94111 and (ii) each of the Farallon Individual Reporting Persons is set forth in Annex 1 hereto.

(c)       The principal business of each of the Farallon Funds is that of a private investment fund engaging in the purchase and sale of investments for its own account. The principal business of the Management Company is that of a registered investment adviser. The principal business of the Farallon General Partner is to act as the general partner of investment partnerships, including FCP, FCIP, FCIP II, FCIP III, FCOI II and FCAMI, and as the sole member of investment partnership general partners, including the FCIP V General Partner. The principal business of the FCIP V General Partner is to act as the general partner of FCIP V. The principal business of the F5MI General Partner is to act as the general partner of F5MI. The principal business of each of the Farallon Individual Reporting Persons is set forth in Annex 1 hereto.

(d)      None of the Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)       None of the Reporting Persons has, during the last five years, been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)       The citizenship of each of the Farallon Funds, the Management Company, the Farallon General Partner, the FCIP V General Partner and the F5MI General Partner is set forth above. Each of the Farallon Individual Reporting Persons, other than Spokes, is a citizen of the United States. Spokes is a citizen of the United Kingdom.

The other information required by Item 2 relating to the identity and background of the Reporting Persons is set forth in Annex 1 hereto.

Item 5.	Interest in Securities of the Issuer

Item 5 is hereby amended and restated in its entirety as follows:

The Farallon Funds

(a),(b)	The information set forth in Rows 7 through 13 of the cover page hereto for each Farallon Fund is incorporated herein by reference for each such Farallon Fund. The percentage amount set forth in Row 13 for all cover pages filed herewith is calculated based upon the 45,476,455 Shares outstanding as of August 6, 2018 as reported by the Company in its Quarterly Report on Form 10-Q for the period ended June 30, 2018.

(c)	The dates, number of Shares involved and the price per Share (including commissions) for all transactions in the Shares by the Farallon Funds in the past 60 days are set forth on Schedules A-H hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

Page 29 of 44 Pages

(d)	The Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, certain of the Shares held by the Farallon Funds as reported herein. Each of the Farallon Individual Reporting Persons is a managing member of the Farallon General Partner. The FCIP V General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of the Shares held by FCIP V as reported herein. Each of the Farallon Individual Reporting Persons is a manager or senior manager, as the case may be, of the FCIP V General Partner. The F5MI General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of the Shares held by F5MI as reported herein. Each of the Farallon Individual Reporting Persons is an authorized signatory of the F5MI General Partner.

(e)	As of August 13, 2018, the Farallon Funds ceased to be beneficial owners of more than five percent of the class of securities.

The Management Company

(a),(b)	The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

(c)	None.

(d)	The Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares held by the Managed Accounts as reported herein. Each of the Farallon Individual Reporting Persons is a managing member of the Management Company.

(e)	Not applicable.

The Farallon General Partner

(a),(b)	The information set forth in Rows 7 through 13 of the cover page hereto for the Farallon General Partner is incorporated herein by reference.

(c)	None.

(d)	The Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of certain of the Shares held by the Farallon Funds as reported herein. Each of the Farallon Individual Reporting Persons is a managing member of the Farallon General Partner.

(e)	As of August 13, 2018, the Farallon General Partner ceased to be beneficial owners of more than five percent of the class of securities.

Page 30 of 44 Pages

The FCIP V General Partner

(a),(b)	The information set forth in Rows 7 through 13 of the cover page hereto for the FCIP V General Partner is incorporated herein by reference.

(c)	None.

(d)	The FCIP V General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, the Shares held by FCIP V as reported herein. Each of the Farallon Individual Reporting Persons is a manager or senior manager, as the case may be, of the FCIP V General Partner.

(e)	As of August 13, 2018, the FCIP V General Partner ceased to be beneficial owners of more than five percent of the class of securities.

The F5MI General Partner

(a),(b)	The information set forth in Rows 7 through 13 of the cover page hereto for the F5MI General Partner is incorporated herein by reference.

(c)	None.

(d)	The F5MI General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, the Shares held by F5MI as reported herein. Each of the Farallon Individual Reporting Persons is a director and/or officer of the general partner of the sole member of the F5MI General Partner.

(e)	As of August 13, 2018, the F5MI General Partner ceased to be beneficial owners of more than five percent of the class of securities.

The Farallon Individual Reporting Persons

(a),(b)	The information set forth in Rows 7 through 13 of the cover page hereto for each Farallon Individual Reporting Person is incorporated herein by reference for each such Farallon Individual Reporting Person.

(c)	None.

(d)	The Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, certain of the Shares held by the Farallon Funds as reported herein. The Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares held by the Managed Accounts as reported herein. The FCIP V General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, the Shares held by FCIP V as reported herein. The F5MI General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, the Shares held by F5MI as reported herein. Each of the Farallon Individual Reporting Persons is a managing member of both the Farallon General Partner and the Management Company, a manager or senior manager, as the case may be, of the FCIP V General Partner and a director and/or officer of the general partner of the sole member of the F5MI General Partner.

Page 31 of 44 Pages

(e)	As of August 13, 2018, the Farallon Individual Reporting Persons ceased to be beneficial owners of more than five percent of the class of securities.

The Shares reported hereby for the Farallon Funds are owned directly by the Farallon Funds. The Farallon General Partner, as general partner of the Farallon Funds other than F5MI and the sole member of the FCIP V General Partner, may be deemed to be a beneficial owner of all such Shares owned by the Farallon Funds other than F5MI. The FCIP V General Partner, as general partner of FCIP V, may be deemed to be a beneficial owner of all such Shares owned by FCIP V. The F5MI General Partner, as general partner of F5MI, may be deemed to be a beneficial owner of all such Shares owned by F5MI. Each of the Farallon Individual Reporting Persons, as a managing member of both the Farallon General Partner and the Management Company, a manager or senior manager, as the case may be, of the FCIP V General Partner and an authorized signatory of the F5MI General Partner, in each case with the power to exercise investment discretion, may be deemed to be a beneficial owner of all such Shares owned by the Farallon Funds. Each of the Farallon General Partner, the FCIP V General Partner, the F5MI General Partner and the Farallon Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Page 32 of 44 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: August 17, 2018

/s/ Michael B. Fisch
FARALLON PARTNERS, L.L.C.,
On its own behalf and
As the General Partner of
FARALLON CAPITAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.,
Farallon Capital Offshore Investors II, L.P. and
FARALLON CAPITAL (AM) INVESTORS, L.P.
By Michael B. Fisch, Managing Member

/s/ Michael B. Fisch
FARALLON CAPITAL MANAGEMENT, L.L.C.
By Michael B. Fisch, Managing Member

/s/ Michael B. Fisch
FARALLON INSTITUTIONAL (GP) V, L.L.C.
On its own behalf and
As the General Partner of
FARALLON CAPITAL INSTITUTIONAL PARTNERS V, L.P.
By Michael B. Fisch, Manager

/s/ Michael B. Fisch
FARALLON F5 (GP), L.L.C.,
On its own behalf and
As the General Partner of
FARALLON CAPITAL F5 MASTER I, L.P.
By Michael B. Fisch, Authorized Signatory

/s/ Michael B. Fisch
Michael B. Fisch, individually and as attorney-in-fact for each of Philip D. Dreyfuss, Richard B. Fried, Monica R. Landry, David T. Kim, Michael G. Linn, Ravi K. Paidipaty, Rajiv A. Patel, Thomas G. Roberts, Jr., William Seybold, Andrew J.M. Spokes, John R. Warren and Mark C. Wehrly

Page 33 of 44 Pages

The Powers of Attorney executed by each of Fried, Kim, Landry, Linn, Patel, Roberts, Spokes, Warren and Wehrly authorizing Fisch to sign and file this Schedule 13D on his behalf, which were filed as exhibits to the Schedule 13D filed with the Securities and Exchange Commission on August 26, 2014 by such Reporting Persons with respect to the Common Stock of Town Sports International Holdings Inc., are hereby incorporated by reference. The Powers of Attorney executed by each of Dreyfuss, Paidipaty and Seybold authorizing Fisch to sign and file this Schedule 13D on his behalf, which were filed as exhibits to the Schedule 13G filed with the Securities and Exchange Commission on January 11, 2017 by such Reporting Persons with respect to the Common Stock of Sky Solar Holdings, Ltd., are hereby incorporated by reference.

Page 34 of 44 Pages

ANNEX 1

Set forth below with respect to the Management Company, the Farallon General Partner, the FCIP V General Partner and the F5MI General Partner is the following information: (a) name; (b) address; (c) principal business; (d) state of organization; and (e) controlling persons. Set forth below with respect to each managing member of the Management Company and the Farallon General Partner is the following information: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.	The Management Company

(a)	Farallon Capital Management, L.L.C.
(b)	One Maritime Plaza, Suite 2100 San Francisco, California 94111
(c)	Serves as investment adviser to various managed accounts
(d)	Delaware limited liability company
(e)	Managing Members: Andrew J.M. Spokes, Senior Managing Member; Philip D. Dreyfuss, Michael B. Fisch, Richard B. Fried, David T. Kim, Monica R. Landry, Michael G. Linn, Rajiv A. Patel, David A. Posner, Thomas G. Roberts, Jr., William Seybold, Gregory S. Swart, John R. Warren and Mark C. Wehrly, Managing Members.

2.	The Farallon General Partner

(a)	Farallon Partners, L.L.C.
(b)	c/o Farallon Capital Management, L.L.C. One Maritime Plaza, Suite 2100 San Francisco, California 94111
(c)	Serves as general partner of investment partnerships and as the sole member of investment partnership general partners
(d)	Delaware limited liability company
(e)	Managing Members: Andrew J.M. Spokes, Senior Managing Member; Philip D. Dreyfuss, Michael B. Fisch, Richard B. Fried, David T. Kim, Monica R. Landry, Michael G. Linn, Rajiv A. Patel, David A. Posner, Thomas G. Roberts, Jr., William Seybold, Gregory S. Swart, John R. Warren and Mark C. Wehrly, Managing Members.

3.	The FCIP V General Partner

(a)	Farallon Institutional (GP) V, L.L.C.
(b)	c/o Farallon Capital Management, L.L.C. One Maritime Plaza, Suite 2100 San Francisco, California 94111
(c)	Serves as general partner of investment partnerships
(d)	Delaware limited liability company
(e)	Managers: Andrew J.M. Spokes, Senior Manager; Philip D. Dreyfuss, Michael B. Fisch, Richard B. Fried, David T. Kim, Monica R. Landry, Michael G. Linn, Rajiv A. Patel, David A. Posner, Thomas G. Roberts, Jr., William Seybold, Gregory S. Swart, John R. Warren and Mark C. Wehrly, Managers

Page 35 of 44 Pages

4.	The F5MI General Partner

(a)	Farallon F5 (GP), L.L.C.
(b)	c/o Farallon Capital Management, L.L.C. One Maritime Plaza, Suite 2100 San Francisco, California 94111
(c)	Serves as general partner of investment partnerships
(d)	Delaware limited liability company
(e)	Authorized signatories: Andrew J.M. Spokes, Philip D. Dreyfuss, Michael B. Fisch, Richard B. Fried, David T. Kim, Monica R. Landry, Michael G. Linn, Rajiv A. Patel, David A. Posner, Thomas G. Roberts, Jr., William Seybold, Gregory S. Swart, John R. Warren and Mark C. Wehrly

5.	Managing Members of the Management Company and the Farallon General Partner

(a)	Philip D. Dreyfuss, Michael B. Fisch, Richard B. Fried, David T. Kim, Monica R. Landry, Michael G. Linn, Rajiv A. Patel, David A. Posner, Thomas G. Roberts, Jr., William Seybold, Gregory S. Swart, John R. Warren and Mark C. Wehrly, Managing Members.
(b)	c/o Farallon Capital Management, L.L.C. One Maritime Plaza, Suite 2100 San Francisco, California 94111
(c)	The principal occupation of Andrew J.M. Spokes is serving as Senior Managing Member of both the Management Company and the Farallon General Partner. The principal occupation of each other Managing Member of the Management Company and the Farallon General Partner is serving as a Managing Member of both the Management Company and the Farallon General Partner.
(d)	Each of the Managing Members of the Management Company and the Farallon General Partner, other than Andrew J.M. Spokes and Gregory S. Swart, is a citizen of the United States. Andrew J.M. Spokes is a citizen of the United Kingdom. Gregory S. Swart is a citizen of New Zealand.

None of the Managing Members of the Management Company and the Farallon General Partner has any additional information to disclose with respect to Items 2-6 of the Schedule 13D that is not already disclosed in the Schedule 13D.

Page 36 of 44 Pages

SCHEDULE A

FARALLON CAPITAL PARTNERS, L.P.

TRADE DATE	NO. OF SHARES PURCHASED (P) OR SOLD (S)	PRICE PER SHARE ($)

7/31/2018	9,400 (S)	24.16
8/1/2018	35,700 (S)	23.19
8/2/2018	26,400 (S)	22.56
8/13/2018	377,750 (S)	20.75

Page 37 of 44 Pages

SCHEDULE B

FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.

TRADE DATE	NO. OF SHARES PURCHASED (P) OR SOLD (S)	PRICE PER SHARE ($)

7/31/2018	9,600 (S)	24.16
8/1/2018	36,600 (S)	23.19
8/2/2018	27,100 (S)	22.56
8/13/2018	387,486 (S)	20.75

Page 38 of 44 Pages

SCHEDULE C

FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.

TRADE DATE	NO. OF SHARES PURCHASED (P) OR SOLD (S)	PRICE PER SHARE ($)

7/31/2018	1,600 (S)	24.16
8/1/2018	6,100 (S)	23.19
8/2/2018	4,500 (S)	22.56
8/13/2018	64,600 (S)	20.75

Page 39 of 44 Pages

SCHEDULE D

FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.

TRADE DATE	NO. OF SHARES PURCHASED (P) OR SOLD (S)	PRICE PER SHARE ($)

7/31/2018	1,400 (S)	24.16
8/1/2018	5,200 (S)	23.19
8/2/2018	3,800 (S)	22.56
8/13/2018	54,800 (S)	20.75

Page 40 of 44 Pages

SCHEDULE E

FOUR CROSSINGS INSTITUTIONAL PARTNERS V, L.P.

TRADE DATE	NO. OF SHARES PURCHASED (P) OR SOLD (S)	PRICE PER SHARE ($)

7/31/2018	1,200 (S)	24.16
8/1/2018	4,600 (S)	23.19
8/2/2018	3,400 (S)	22.56
8/13/2018	48,650 (S)	20.75

Page 41 of 44 Pages

SCHEDULE F

FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.

TRADE DATE	NO. OF SHARES PURCHASED (P) OR SOLD (S)	PRICE PER SHARE ($)

7/31/2018	17,815 (S)	24.16
8/1/2018	68,085 (S)	23.19
8/2/2018	50,300 (S)	22.56
8/13/2018	719,723 (S)	20.75

Page 42 of 44 Pages

SCHEDULE G

FARALLON CAPITAL (AM) INVESTORS, L.P.

TRADE DATE	NO. OF SHARES PURCHASED (P) OR SOLD (S)	PRICE PER SHARE ($)

7/31/2018	700 (S)	24.16
8/1/2018	2,700 (S)	23.19
8/2/2018	2,000 (S)	22.56
8/13/2018	28,950 (S)	20.75

Page 43 of 44 Pages

SCHEDULE H

FARALLON CAPITAL F5 MASTER I, L.P.

TRADE DATE	NO. OF SHARES PURCHASED (P) OR SOLD (S)	PRICE PER SHARE ($)

7/31/2018	900 (S)	24.16
8/1/2018	3,400 (S)	23.19
8/2/2018	2,500 (S)	22.56
8/13/2018	36,192 (S)	20.75

Page 44 of 44 Pages